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                                                                    Exhibit (9b)
                         CIGNA Variable Products Group
                         950 Winter Street, Suite 1200
                               Waltham, MA 02154

February 25, 1997

State Street Bank and Trust Company
2 Heritage Drive
Quincy, Massachusetts 02171

Re: Transfer Agency and Service Agreement Dated as of April 15, 1988 Between CIGNA Variable Products Group (the "Trust") and State Street Bank and Trust Company (the "Transfer Agent")

Dear Madam or Sir:

Please be advised that the Trust has established seven new series of shares:
Intermediate Bond Index Fund, Long-Term Bond Index Fund, Utility Index Fund, REIT Index Fund, Small Cap Index Fund, International Index Fund and Emerging Markets Index Fund. The Trust desires to retain you to act as and render services as transfer agent and dividend disbursing agent pursuant to the above-captioned Transfer Agency and Service Agreement for these new series.

If you are willing to act as and render services as transfer agent and dividend disbursing agent pursuant to the Transfer Agency and Service Agreement, would you please so indicate by executing the enclosed copy of this letter and returning it to Alfred A. Bingham III, S-210, 900 Cottage Grove Road, Hartford, CT 06152-2210.

Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

Sincerely,

CIGNA Variable Products Group


By: /s/ Alfred A. Bingham III
   -----------------------------------------------
   By:  Alfred A. Bingham III
   Its: Vice President and Treasurer

Accepted and Agreed to this 7th day of April, 1997.

State Street Bank and Trust Company


By: /s/ Charles R. Whittemore, Jr.
   -----------------------------------------------
   By:  Charles R. Whittemore, Jr.
   Its: Vice President